Exhibit 99.1

REINSURANCE GROUP OF AMERICA TO HOST INVESTOR DAY

ST. LOUIS, May 16, 2024 – Reinsurance Group of America, Incorporated (NYSE: RGA) will host a conference for institutional investors and analysts at The St. Regis in New York City on Thursday, June 13, 2024, from 8:30 a.m. to 11:00 a.m. Eastern time.

The presentation materials and a link for the live audio webcast will be accessible at www.rgare.com under the Investors tab the morning of the event. A recording of the audio webcast will be made available and posted to the website after the event. Webcast attendees are encouraged to visit the website at least 15 minutes prior to the presentation to download and install any necessary software.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is today one of the world’s largest and most respected reinsurers and remains guided by a powerful purpose: to make financial protection accessible to all. As a global capabilities and solutions leader, RGA empowers partners through bold innovation, relentless execution, and dedicated client focus — all directed toward creating sustainable long-term value. RGA has approximately $3.7 trillion of life reinsurance in force and assets of $106.0 billion as of March 31, 2024. To learn more about RGA and its businesses, please visit rgare.com or follow RGA on LinkedIn and Facebook. Investors can learn more at investor.rgare.com.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Executive Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com